Execution Copy

FIRST AMENDMENT AGREEMENT
(all non-Group A Preferred Share Investor Shareholders)

This FIRST AMENDMENT AGREEMENT (this “Amendment”) is entered into as of this 4th day of October, 2007 by and among Omnia Luo Group Limited, a British Virgin Islands company (the “Company”), Luo Zheng (PRC Identity Card No. 420102700621032) (the “Guarantor”), and certain holders of the Company’s Preferred Shares (as such term is defined herein) who are signatories to this Amendment (each a “Shareholder” and, collectively, the “Shareholders”).

This Amendment shall be effective upon the date and time (the “Effective Time”) which is the last to occur of the consummation of the Reverse Acquisition and 2007 Private Placement (each as defined below). All defined terms used herein and not otherwise defined herein have their respective meanings as set forth in the Original Agreements (as defined below). This Amendment shall terminate and be of no force and effect if the Reverse Acquisition and 2007 Private Placement (each as defined below) shall not both have been consummated by December 31, 2007.

JAIC-CROSBY Greater China Investment Fund Limited, a Cayman Islands company (the “Group A Preferred Share Investor” or a “Shareholder”), the lead investor in the Company’s Preferred Shares, and the holder of a majority of the Company’s Preferred Shares, is a signatory to a parallel amendment to the Original Agreements (as defined below) relating to the Group A Preferred Share Investor’s special rights under the Original Agreements, which parallel amendment, by reason of the Group A Preferred Share Investor’s rights under the Original Agreements and in consideration of its agreement to waive or modify them, provides the Group A Preferred Share Investor with certain additional benefits.

The holders of the Company’s Preferred Shares who are signatories to this Amendment, and the Group A Preferred Share Investor are each referred to as a “Shareholder” and, collectively, as the “Shareholders.”

RECITALS

WHEREAS, the Shareholders, by purchase transactions consummated pursuant to individual preferred stock purchase agreements and a shareholders agreement dated as of December 15, 2006 and December 20, 2006 (the “Original Agreements”), are the holders of an aggregate of 2,147 convertible preferred shares (the “BVI Preferred Shares”) and detachable warrants to purchase up to $365,940 in ordinary shares (the “BVI Warrants”), of the Company; and

WHEREAS, each BVI Preferred Share was to be automatically converted upon the later to occur of a “Qualified Listing” and “Qualified Offering”, and each of the BVI Warrants issued in connection with the issuance of BVI Preferred Shares is exercisable, at any time, commencing with the later to occur of a Qualified Listing and Qualified Offering, for a two-year period, in cash for the purchase of the Company’s ordinary shares, at a per share exercise price equal to the per share price paid pursuant to the next equity financing round of the Company following completion of the First Round Financing; and

WHEREAS, the issuance of the BVI Preferred Shares constituted a First Round Financing (as defined in the Original Agreements); and

WHEREAS, the Company and its shareholders propose to enter into a binding share exchange agreement with Wentworth II, Inc., a Delaware corporation (the “Parent”) which when consummated, concurrently and conditional on the 2007 Private Placement(as defined herein) will result in a reverse acquisition of the Parent by the Company, in which the Company shall become a wholly-owned subsidiary of the Parent, and shareholders of the Company will exchange all of their shares of the Company for shares representing 93.75% of the issued and outstanding shares of the Parent (the “Reverse Acquisition”), and each of the BVI Warrants will be exchanged for new warrants to purchase common stock of the Parent, exercisable at any time during a two-year period commencing with the date on which there is an OTCBB quotation or NASDAQ listing of the Parent’s common stock, at the price per share of Parent common stock paid by investors in the 2007 Private Placement (as defined below), and otherwise containing terms substantially identical to the terms of the BVI Warrants; and

WHEREAS, concurrently with and conditional on the consummation of the Reverse Acquisition, the Parent will issue (i) not less than 3,200,000 shares and not more than 4,920,000 shares of the Parent’s common stock, and (ii) warrants to purchase an aggregate of not less than 3,200,000 shares and not more than 4,920,000 of the Parent’s common stock, for an aggregate purchase price of $4 to $6.15 million, to several accredited investors in a private placement, with resale registration rights (the “2007 Private Placement”); and

WHEREAS, the consummation of the proposed 2007 Private Placement will constitute a “Qualified Offering”; and

WHEREAS, the consummation of the Reverse Acquisition and 2007 Private Placement will confer substantial benefits upon the Shareholders; and

WHEREAS, it is a condition of the 2007 Private Placement and Reverse Acquisition that all BVI Preferred Shares shall have converted to ordinary shares immediately prior to the consummation of the Reverse Acquisition and 2007 Private Placement; and

WHEREAS, the parties acknowledge and agree that although the Company and the Parent will have obtained at the time of the closing of the Reverse Acquisition and 2007 Private Placement a firm commitment of a registered market-maker who shall undertake responsibilities for the quotation of the Parent’s shares on the OTC Bulletin Board in the United States, and that such quotation shall extend to shares of common stock of the Parent representing at least 10% of the Company once such shares are registered for resale with the United States Securities and Exchange Commission or otherwise saleable under SEC Rule 144 or another available exemption from registration, nonetheless, they have a bona fide disagreement as to whether the Reverse Acquisition under such circumstances would or would not constitute a “Qualified Listing” under the terms of the Original Agreements, and wish to resolve such disagreement in a mutually beneficial manner; and

WHEREAS, in exchange for good and valuable consideration, the Company and each Shareholder are willing to modify certain provisions of the Original Agreements in order to facilitate mutually beneficial transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and in exchange for value received, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows, effective as of the Effective Time:

1. Amendment.

(a) Deemed Qualified Listing and Qualified Exit. The (i) consummation of the Reverse Acquisition shall be deemed to constitute a “Qualified Listing” under the Original Agreements, notwithstanding the absence of a public market price quotation for the common stock of the Parent immediately after the closing of such transactions, and (ii) the concurrent consummation of the Reverse Acquisition and the 2007 Private Placement shall be collectively deemed to constitute the closing of a “Qualified Exit” under the Original Agreements, except that the provisions of Section 7.7 (Put Right) of the Shareholders Agreement shall remain in effect, as modified hereby and by separate agreement of the Company, the Guarantor and the Group A Preferred Share Investor.

(b) New Registration Rights. In lieu of and in substitution for all existing registration rights, each of the Shareholders shall be granted registration rights with respect to the shares of common stock and the shares of common stock issuable upon exercise of the warrants (collectively, the “Shareholder Shares”), to be issued to them in the Reverse Acquisition substantially identical to those to be granted to, and pari passu with, purchasers of the Parent’s common stock and warrants in the 2007 Private Placement (including that any cutbacks due to SEC Rule 415 limits shall be borne pro rata among all Shareholders and investors in the 2007 Private Placement based on the number of shares sought to be registered), including that the initial registration statement covering the Shareholder Shares shall be filed at the expense of the Parent within 30 days following the closing of the 2007 Private Placement, and that if the initial registration statement does not become effective by the Effectiveness Date, for any reason other than by reason of SEC staff comments limiting the number of Shareholder Shares to be registered for resale (as a result of Rule 415 or other reason), or if the Company fails to maintain the effectiveness of such initial registration statement for any reason, the Company will be required to pay Shareholders an amount equal to 1% of the original purchase price of each BVI Preferred Share represented by shares of common stock held by Shareholders on the Effectiveness Date or the first day of such failure to maintain the effectiveness of the initial registration statement, as the case may be, and for every 30 day period (or part) after the relevant date, in each case until the initial registration statement is declared effective or the failure to maintain the effectiveness of the initial registration statement is cured, up to a maximum of 10% (the “Registration Delay Payments”), and in the event that any Registration Delay Payments are not made on time, such Registration Delay Payments shall bear interest at a rate of 1.5% per month until paid in full. The Shareholders and the Parent shall enter into a counterpart copy of the form of registration rights agreement between the Parent and purchasers in the 2007 Private Placement (the “Registration Rights Agreement”) no later than the closing of Reverse Acquisition, at which time such registration rights agreement shall supersede the provisions of this subsection (c) of this Amendment.

(c) Reporting Obligations. The Registration Delay Payments shall also apply to any failure by the Parent to comply with the reporting obligations of the US federal securities laws such as to make Rule 144 under the Securities Act (or any similar rule or rules then in effect) unavailable to a Shareholder, to the extent that a Shareholder’s Shareholders Shares cannot be resold except in reliance on such Rule.

(d) Amendment of Put Right of Group A Preferred Share Investor. Each Shareholder acknowledges that Section 7.7 of the Shareholders Agreement, which provides for certain Put rights solely to the Group A Preferred Share Investor, is being amended as set forth in the separate parallel agreement between the Group A Preferred Share Investor, the Company and the Guarantor, in part to eliminate any Company Put obligation, and agrees to such amendment.

(f) Adjustments for Group A Preferred Share Investor. Each Shareholder acknowledges that it is aware that the Group A Preferred Share Investor has certain existing special rights pursuant to Section 7.7 of the Shareholders Agreement, Clause 7A(i)(1) of Schedule 2 of the Preferred Stock Purchase Agreement or Clause 7A(i) of the Memorandum, and pursuant to Clause 7A(j) of Schedule 2 of the Preferred Stock Purchase Agreement or Clause 7A(j) of the Memorandum, and that it has been informed that the Group A Preferred Share Investor therefore (i) will receive an additional 149,884 shares of common stock of the Parent, as consideration for releasing or modifying such rights, and (ii) may receive a retroactive adjustment to its conversion ratio under certain conditions if there is an issuance or transfer of shares of the Parent’s common stock pursuant to either (a) Section 4.13 of the Securities Purchase Agreement relating to the 2007 Private Placement (the “SPA”), or (b) Section 4.11 of the SPA, the effect of which, had such issuances or transfers occurred simultaneous with the closing of the 2007 Private Placement, would have caused the Actual Pre-Money Offering Valuation calculated pursuant to Sub-Clause 7A(i)(1) of Schedule 2 of the Preferred Stock Purchase Agreement or Clause 7A of the Memorandum to be an amount less than US$22.4 million.

(g) Termination of Certain Shareholder Agreement Provisions. All of the terms and conditions of the Shareholder Agreement, other than Section 7.7 (Put Right) and Sections 10 and 11 as they may relate to Section 7.7, shall be terminated in all respects, including, without limitation, Sections 3.3 (Pre-emptive Rights), 5 (Governance), 6 (Information Rights), 7.2 (Rights of First Offer), 7.3 (Tag-Along Rights), 7.4 (Company Sale Rights), 7.6 (Redemption Right), and 8 (Registration Rights).

(h) Termination of Certain Preferred Stock Purchase Agreement Provisions. The following terms and provisions of each Preferred Stock Purchase Agreement shall be terminated in all respects: Sections 4.2, 4.3 and 5.14.

2.  Implementation; Assumption by Parent. Each of the Shareholders and the Company hereby agree (i) that upon the Effective Time, the Shareholder shall be deemed to have consented to any amendment of the Memorandum and Articles and its individual Purchase Agreement as of the closing of the Reverse Acquisition required or appropriate to conform to and fully reflect this Amendment, and (ii) to take such action and execute such agreements, documents and filings as may be necessary under applicable law or regulation implement the foregoing, such that Memorandum and Articles and the individual Share holder’s Purchase Agreement shall, to the extent required or appropriate, conform to and fully reflect this Amendment. The Company further agrees that it will not consummate the Reverse Acquisition unless the Parent no later than the closing of the Reverse Acquisition enters into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A pursuant to which the Company will assign and transfer to the Parent, and the Parent will assume, at the Effective Time, all of the obligations of the Company under the Original Agreements, as modified by this Amendment.

3. Entry into Exchange and Reverse Acquisition; Exchange of Warrants; Conversion Notice.

(a) Each Shareholder agrees that it will enter into a definitive Share Exchange Agreement (the “SEA”) effectuating the Reverse Acquisition in the form of the draft SEA attached to this Amendment, provided all other Shareholders enter into the SEA and the terms of the definitive SEA (i) do not adversely affect the terms of this Amendment, and (ii) provide for (x) conversion of each BVI Preferred Share into ordinary shares of the Company immediately prior to the closing of the Reverse Acquisition without further action or consent of the Shareholder, and exchange without further action or consent of the Shareholder of each such ordinary share of the Company into 319.8294 shares of common stock of the Parent, and (y) exchange, in the closing of the Reverse Acquisition, without further action or consent of the Shareholder, of all BVI Warrants issued to the Shareholder for warrants to purchase an aggregate of that number of shares of common stock of the Parent equal to the dollar amount of the Shareholder’s BVI Warrants divided by $1.25, exercisable at any time during a two-year period commencing with the date on which there is an OTCBB quotation or NASDAQ listing of the Parent’s common stock, at the price per share of Parent common stock paid by investors in the 2007 Private Placement.

(b) Each Shareholder further waives any other requirement of prior notice of conversion of its Preferred Shares into the Company’s ordinary shares and agrees that this Amendment and the SEA shall together constitute any required notice or agreement of conversion of its Preferred Shares into ordinary shares, provided, however, that the Shareholder shall deliver such notice of conversion, not inconsistent with this Amendment and the SEA, as may reasonably be required by the Company, its corporate service agent or its counsel to fully and properly reflect such conversion on the books and records of the Company

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, without giving effect to the conflicts of laws rules thereof.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Amendment as of the date first written above.

OMNIA LUO GROUP LIMITED

By:
Name:
Title:

LUO ZHENG

By:
Name:

CHEUNG FUNG NGOR

By:
Name:

LAW LAI PING CINDY & CHENG CHUN HUNG

By:
Name:

RICHARD J. BELL

By:
Name:

ROBERT S. SEARLE

By:
Name:

WILLARD T. WOLFF

By:
Name: